Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Todd Pettingill		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7500	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports First Quarter 2019 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (May 2, 2019) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2019 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“The first quarter of 2019 was a great start to the year for Ligand. We saw an important new drug approved that will generate royalties for Ligand, we completed six new OmniAb and Captisol licensing deals, invested in a new technology company called Dianomi and saw our first OmniAb partnered program enter Phase 3 testing. This past quarter we divested Promacta for $827 million, converting the remaining years of royalty cash to be generated into capital today that can be reinvested into growing our business. Our partnered programs experienced significant value-enhancing events in the first quarter with a calendar for the rest of the year stacked with several substantial events,” said John Higgins, Chief Executive Officer of Ligand. “At our analyst day we laid out our strategic priorities and cash investment agenda, which centers on M&A, project-financing royalty purchases, seed investments into technology companies and share repurchases. We have a highly diversified portfolio and robust financial outlook with attractive growth of top and bottom lines projected and meaningful expansion of our operating margins anticipated.”

First Quarter 2019 Financial Results

Total revenues for the first quarter of 2019 were $43.5 million, compared with $56.2 million for the same period in 2018. Royalties were $19.5 million, compared with $20.8 million for the same period in 2018 and primarily consisted of royalties from Promacta®, Kyprolis® and EVOMELA®. Royalties reflect Ligand’s sale of Promacta to Royalty Pharma as of March 6, 2019, resulting in a partial quarter of Promacta royalties, and Ligand will not receive Promacta royalties going forward. Material sales were $9.0 million, compared with $4.4 million for the same period in 2018 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $15.0 million, compared with $30.9 million for the same period in 2018, with the prior-year quarter including an upfront milestone payment upon the out-license of Ligand’s Glucagon Receptor Antagonist program to Roivant Sciences.

Cost of material sales was $3.9 million for the first quarter of 2019, compared with $0.8 million for the same period in 2018. Amortization of intangibles was $3.5 million, compared with $3.3 million for the same period in 2018. Research and development expense was $11.3 million, compared with $7.4 million for the same period of 2018, due to costs associated with recent acquisitions. General and administrative expense was $11.1 million, compared with

$7.6 million for the same period in 2018, due to costs associated with recent acquisitions and non-cash stock-based compensation expense.

Net income for the first quarter of 2019 was $666.3 million, or $31.32 per diluted share, compared with net income of $45.3 million, or $1.83 per diluted share, for the same period in 2018. Net income for the first quarter of 2019 was impacted by an after-tax gain of just over $640 million on the sale of Ligand’s assets and royalty on Promacta to Royalty Pharma. Adjusted net income for the first quarter of 2019 was $24.8 million, or $1.16 per diluted share excluding the impact of the gain recognized on the sale of Promacta, compared with adjusted net income of $35.7 million, or $1.55 per diluted share, for the same period in 2018.

As of March 31, 2019, Ligand had cash, cash equivalents and short-term investments of approximately $1.4 billion. Cash generated from operations during the first quarter of 2019 was $45.3 million.

2019 Financial Guidance

Ligand is affirming existing revenue guidance for 2019 with total revenues expected to be approximately $118 million including royalties of approximately $48 million, material sales of approximately $27 million and license fees and milestones of approximately $43 million. Ligand is also affirming its existing adjusted earnings per share guidance of approximately $3.20, which excludes the impact of the gain recognized on the sale of Promacta of $30.09 per share compared to the initial estimate of the impact of the gain of $29.05 per share.

First Quarter 2019 and Recent Business Highlights

Promacta®

•In March 2019 Ligand announced the sale of Promacta to Royalty Pharma for $827 million in cash. As of March 6, 2019 Ligand will not receive any royalty on sales of Promacta.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•On April 30, 2019, Amgen reported first quarter 2019 net sales of Kyprolis of $245 million, a $23 million or 10% increase over the same period in 2018.

Recent Acquisitions, Targeted Investments and Partner Funding Events

•Ligand announced a $3 million investment in Dianomi Therapeutics in exchange for 1) a tiered royalty of 2% or 3% based on level of net sales for the first five products to be approved using Dianomi’s patented Mineral Coated Microparticle (MCM) technology, and 2) a loan convertible into $1 million of equity at the next qualified financing.
•Seelos Therapeutics completed a reverse merger with Apricus Biosciences and is now publicly traded on the Nasdaq Capital Market under the symbol “SEEL”. In conjunction with the transaction, Seelos issued common stock and warrants in a private round led by a group of leading venture capital investors, for gross proceeds of $18 million.
•CStone Pharmaceuticals listed shares on the Hong Kong Stock Exchange and raised $266 million in an equity offering that, in part, will be used to fund the company's OmniAb-derived Phase 2/3 program CS1001.

Internal R&D

•Ligand announced completion of enrollment of the Company’s Phase 1 clinical trial of its internal Captisol-enabled Iohexol program and announced that top-line data from the trial is expected in the third quarter of 2019.

Additional Pipeline and Partner Developments

•Ligand’s portfolio of partnerships now includes more than 200 Shots on Goal driven by business development and licensing activity, and the expansion and advancement of OmniAb partnerships.
•Sage Therapeutics announced U.S. Food and Drug Administration (FDA) approval of ZULRESSO™ (brexanolone) injection for the treatment of postpartum depression. Ligand received a $3 million milestone payment as a result of the approval. Sage Therapeutics plans to launch ZULRESSO in late June 2019.
•Daiichi Sankyo announced receipt of marketing approval in Japan for MINNEBRO (esaxerenone) for the treatment of hypertension.
•Melinta Therapeutics announced preparation of a supplemental new drug application (sNDA) for Baxdela in community-acquired bacterial pneumonia with the sNDA expected to be filed in the second quarter of 2019.
•CStone Pharmaceuticals announced dosing of the first patient in a Phase 3 clinical trial assessing OmniAb-derived CS1001 in combination with chemotherapy for the treatment of gastric adenocarcinoma or gastro-esophageal junction adenocarcinoma.
•Viking Therapeutics announced that additional VK2809 Phase 2 data was presented at the 2019 annual meeting of the European Association for the Study of Liver, and that results demonstrated promising efficacy at doses as low as 5 mg daily. Viking also announced plans to initiate a Phase 2b study of VK2809 in biopsy-confirmed NASH in the second half of 2019.
•Metavant updated Ligand that they no longer plan to initiate a clinical proof-of-concept trial this year for RVT-1502 in Type 1 diabetes following requests from FDA for additional non-clinical studies. Metavant is evaluating its development plans for the program and we expect them to provide an update on the status of the program.
•Verona Pharma announced positive interim efficacy and safety data from part one of a two-part Phase 2 clinical trial of a dry powder inhaler formulation of ensifentrine in patients with moderate-to-severe chronic obstructive pulmonary disease (COPD).
•Verona Pharma also announced the European Patent Office granted an additional key patent relating to the company’s lead development candidate ensifentrine.
•Sermonix Pharmaceuticals announced a poster presentation on the performance of its lead investigational drug, lasofoxifene, at ENDO 2019.
•Opthea Limited announced that the independent Data and Safety Monitoring Board for the company’s ongoing Phase 2b study of OPT-302 in wet age-related macular degeneration reaffirmed its positive recommendation that the trial continue without modification.
•Aptevo Therapeutics provided an update on OmniAb-derived APVO436 and announced that Phase 1 data is anticipated in the fourth quarter of 2019. New preclinical data for APVO436 was also presented at the American Association for Cancer Research (AACR) 2019 Annual Meeting.
•OmniAb partner xCella Biosciences presented high-throughput functional screening of antibody libraries, highlighting OmniRat and OmniChicken, at the 2019 Protein Engineering Summit (PEGS).

Business Development

•Ligand announced a worldwide license agreement with Genagon Therapeutics AB to use the OmniAb platform technologies to discover fully human antibodies. Genagon is an immuno-oncology biotechnology company located in Sweden. Ligand is eligible to receive development milestone payments and tiered royalties on future product sales.
•Ligand disclosed a worldwide license agreement with a San Francisco Bay Area venture-stage biotechnology company to use the OmniAb platform technologies to discover fully human antibodies. Ligand is eligible to receive development and commercial milestone payments and royalties on future product sales.
•Ligand entered into new Captisol clinical use or commercial license and supply agreements with Merck KGaA, reVision Therapeutics, Takeda and SQ Innovation.

Publications and Presentations

•At PEGS 2019 Ligand scientists announced the launch of OmniClic™, a novel next-generation common light chain OmniChicken-based antibody discovery technology focused on bispecific antibodies.
•Preclinical data of the combination of the BCL-2 inhibitor S55746 and the MCL1 inhibitor S63845, compounds originating from the Servier collaboration and now partnered with Novartis, in models of AML were recently published in the journal Leukemia, demonstrating potential to rapidly suppress leukemia with limited toxicity to normal human bone marrow cells compared to chemotherapy.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, unissued shares relating to the Senior Convertible Notes, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 6375579. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue.

Ligand’s OmniAb® technology is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s belief that recent events in its partnered programs will enhance value; Ligand’s strategic priorities and cash investment agenda; Ligand’s belief that its financial position will grow and that is operating margins will expand; Ligand’s belief regarding the diversified nature of its business; Ligand’s future revenue; the growth of future royalty streams; Ligand’s entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2019 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2019 or operating margin expansion; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Amgen or Acrotech Biopharma, or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, Kyprolis, an Amgen product, and EVOMELA, an Acrotech Biopharma product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Royalties	$19,538	$20,820
Material sales	8,959	4,391
License fees, milestones and other revenues	14,987	30,946
Total revenues	43,484	56,157
Operating costs and expenses:
Cost of material sales	3,858	788
Amortization of intangibles	3,503	3,278
Research and development	11,289	7,407
General and administrative	11,088	7,643
Total operating costs and expenses	29,738	19,116
Gain from sale of Promacta license	812,797	—
Income from operations	826,543	37,041
Gain from Viking	17,293	21,097
Interest expense, net	(2,997)	(2,605)
Other expense, net	1,874	(221)
Total other income, net	16,170	18,271
Income before income taxes	842,713	55,312
Income tax expense	(176,376)	(10,033)
Net income:	$666,337	$45,279

Basic net income per share	$32.59	$2.13
Shares used in basic per share calculation	20,447	21,209

Diluted net income per share	$31.32	$1.83
Shares used in diluted per share calculations	21,277	24,800

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,428,688	$718,381
Investment in Viking	72,741	55,448
Accounts receivable, net	26,615	55,850
Inventory	11,905	7,124
Derivative asset	18,718	22,576
Other current assets	9,228	11,161
Total current assets	1,567,895	870,540
Deferred income taxes, net	—	46,521
Goodwill and other identifiable intangible assets, net	303,099	306,439
Commercial license and other economic rights, net	31,023	31,460
Other assets	11,971	5,843
Total assets	$1,913,988	$1,260,803
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,832	$23,383
Income tax payable	113,997	—
Current contingent liabilities	4,666	5,717
Deferred revenue	2,808	3,286
Derivative liability	18,718	23,430
2019 convertible senior notes, net	26,756	26,433
Total current liabilities	186,777	82,249
2023 convertible senior notes, net	616,987	609,864
Long-term contingent liabilities	8,955	6,825
Deferred income taxes, net	9,614	—
Other long-term liabilities	11,681	951
Total liabilities	834,014	699,889
Total stockholders' equity	1,079,974	560,914
Total liabilities and stockholders' equity	$1,913,988	$1,260,803

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018

Net income	$666,337	$45,279
Share-based compensation expense	5,347	4,555
Non-cash interest expense(1)	7,449	3,018
Amortization related to acquisitions and intangible assets	3,503	5,279
Amortization of commercial license and other economic rights(2)	2,437	(443)
Change in contingent liabilities(3)	1,388	960
Acquisition and integrations costs(4)	311	—
Gain from Viking	(17,293)	(21,097)
Other(5)	(3,111)	(717)
Income tax effect of adjusted reconciling items above	(7)	1,866
Valuation allowance release(6)	—	(1,666)
Excess tax benefit from share-based compensation(7)	(1,371)	(1,372)
	664,990	35,662
Gain from sale of Promacta license, net of tax	(640,265)	—
Adjusted net income	$24,725	$35,662
Diluted per-share amounts attributable to common shareholders:
Net income	$31.32	$1.83
Share-based compensation expense	0.25	0.18
Non-cash interest expense(1)	0.35	0.12
Amortization related to acquisitions and intangible assets	0.16	0.21
Amortization of commercial license and other economic rights(2)	0.11	(0.02)
Change in contingent liabilities(3)	0.07	0.04
Acquisition and integrations costs(4)	0.01	—
Gain from Viking	(0.82)	(0.85)
Other(5)	(0.15)	(0.03)
Income tax effect of adjusted reconciling items above	—	0.08
Valuation allowance release(6)	—	(0.07)
Excess tax benefit from share-based compensation(7)	(0.06)	(0.06)
2019 Senior Convertible Notes share count adjustment	—	0.11
	31.25	1.55
Gain from sale of Promacta license, net of tax	(30.09)	—
Adjusted net income	$1.16	$1.55

GAAP - Weighted average number of common shares-diluted	21,277	24,800
Less: 2019 Senior Convertible Notes share count adjustment	—	1,719
Adjusted weighted average number of common shares-diluted	21,277	23,081

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended March 31, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $1,245 and $1,192, respectively. For the three months ended March 31, 2018, the amounts represent the accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Vernalis plc.

(5) Amounts represent mark to market adjustments associated with our equity investments in Retrophin and Seelos net of amounts due to a third party licensor, and net change in fair value of derivatives.

(6) Amount represents release of a valuation allowance relating to our investment in Viking Therapeutics during the first quarter of 2018.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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